Exhibit 5.1

                                                                         June 8, 2004

Southern Connecticut Bancorp, Inc.

215 Church Street

New Haven, CT 06510

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form SB-2 (File No. 333-115518) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act”) relating to the sale of up to 1,500,000 shares of Common Stock, $0.01 par value per share, of Southern Connecticut Bancorp, Inc., a Connecticut corporation (the “Company”), including 225,000 shares issuable upon exercise of an over-allotment option granted by the Company (collectively, the “Shares”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and A.G. Edwards, Inc. and Keefe, Bruyette & Woods, as the representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, the Certificate of Incorporation and the By-Laws of the Company, each as restated and/or amended to date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories of such documents.

Southern Connecticut Bancorp, Inc.

215 Church Street

June 8, 2004

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Connecticut, including the Connecticut Business Corporation Act, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is being furnished to you solely for your benefit in connection with the Registration Statement and may not be used or relied upon by you for any other purpose.

Please note that we are opining only to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  Day, Berry & Howard LLP

Day, Berry & Howard LLP